Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
As independent registered public accountants, we hereby consent to the use of our report dated January 24, 2008, on the financial statements of SeraCare Life Sciences, Inc. as of September 30, 2007 and 2006 and for each of the three years in the period ended September 30, 2007 (and to all references to our Firm) included in or made a part of this Amendment No. 1 to the Registration Statement No. 333-151773 on Form S-1.
/s/ MAYER HOFFMAN MCCANN P.C.
MAYER HOFFMAN MCCANN P.C.
Plymouth Meeting, Pennsylvania
July 14, 2008